Mark A. Weiss
Direct Dial: (513) 579-6599
Facsimile: (513) 579-6457
E-Mail: mweiss@kmklaw.com

July 31, 2009

Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors (as identified below)
c/o Cintas Corporation No. 2
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, OH  45262-5737

Re:	Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Cintas Corporation No. 2, a Nevada corporation (the “Company”), Cintas Corporation, a Washington corporation (the “Parent Guarantor”), and each of the entities listed on Schedule A (each, including the Parent Guarantor, a “Guarantor” and collectively, the “Guarantors”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of the offer and sale from time to time by the Company of senior debt securities (the “Securities”) and the guarantee of the obligations of the Company in respect of the Securities by the Guarantors (the “Guarantees”), each as contemplated by a Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”).  The Securities and Guarantees will be issued pursuant to an indenture (the “Indenture”), dated May 28, 2002, among the Company, the Guarantors and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee (the “Trustee”).

In our capacity as your counsel in connection with such registration, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In rendering the foregoing opinions, we have assumed that:  (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities and any related Guarantees thereunder); (ii) a prospectus supplement describing each class and/or series of Securities and any related Guarantees offered pursuant to the Registration Statement, to the extent required by the relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of Securities and any related Guarantees will have been established in accordance with the authorizing resolutions of the Company’s and each Guarantor’s Board of Directors (or a duly authorized committee thereof), the Company’s and each Guarantor’s certificate of incorporation or other organizational documents, as the case may be, and applicable law; (iv) the Company and each Guarantor will issue and deliver the Securities and any related Guarantees in the manner contemplated by the Registration Statement; (v) the resolutions authorizing the issuance, offer and sale of the Securities and any related Guarantees will have been adopted by the Company’s and each Guarantor’s Board of Directors or general partner, in the case of Cintas-RUS, L.P., and will be in full force and effect at all times at which the Securities and Guarantees are offered or sold; and (vi) the Securities and any related Guarantees will be issued in compliance with applicable federal and state securities laws.

We express no opinion with respect to the laws of any jurisdiction other than the States of Ohio, Nevada and Washington and the federal laws of the United States of America.  For purposes of rendering the opinions set forth below, with your permission, we express our opinion as if the laws of the State of Texas were the same as the laws of the State of Ohio, and we make no representation as to the extent to which any of such laws may differ.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1.   When (i) all necessary corporate action to authorize and approve the issuance and terms of any Securities, the terms of the offering of the Securities and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company has been taken, (ii) the issuance, execution and delivery of the Securities have been duly authorized by all necessary corporate action of the Company, (iii) the Securities have been duly executed, authenticated, issued and delivered and, and (iv) the consideration for the Securities as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, has been paid, such Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.   When (i) the execution and delivery of each Guarantee shall have been duly authorized by all necessary corporate or partnership action of each Guarantor, (ii) such Guarantee shall have been duly executed and delivered by such Guarantor, (iii) the Securities to which the Guarantees relate have been duly executed, authenticated, issued and delivered, and (iv) the consideration for the Securities to which the Guarantees relate, as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, has been paid, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Securities and the Guarantees are subject to the following exceptions, limitations and qualifications:  (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to our affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to be named in the Registration Statement and the prospectus part thereof under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours, KEATING MUETHING & KLEKAMP PLL

By:	/s/ Mark A. Weiss
Mark A. Weiss

MAW:slh

Exhibit A

Exact Name of Registrant as Specified in its Charter	State or other Jurisdiction of Incorporation or Organization

Cintas Corporation No. 3	Nevada
Cintas Corp. No. 8, Inc.	Nevada
Cintas Corp. No. 15, Inc.	Nevada
Cintas-RUS, L.P.	Texas